Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2019 RESULTS

ELKHART, Indiana, May 21, 2019 / Business Wire/ -- Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”), today announced financial results for its fourth quarter and full year ended March 30, 2019 (“fiscal 2019”).

Fourth Quarter Fiscal 2019 Highlights (compared to Fourth Quarter Fiscal 2018)

•	Net sales increased 23% to $327.7 million
•	Total homes sold increased 13% to 5,066
•	Gross profit as a percent of sales expanded by 395 basis points to 20.3%
•	Net income of $9.2 million, compared to a net loss of $2.3 million
•	EPS was $0.16; excluding non-recurring expenses, Adjusted EPS was $0.26
•	Adjusted EBITDA increased 86% to $24.2 million
•	Adjusted EBITDA margin expanded by 250 basis points to 7.4%

Full Year Fiscal 2019 Highlights (compared to Full Year Fiscal 2018)

•	Net sales increased 28% to $1,360.0 million
•	Total homes sold increased 19% to 20,675
•	Gross profit as a percent of sales expanded by 140 basis points to 18.0%
•	Net loss of $58.2 million, compared to net income of $15.8 million, the year-over-year decline includes $101.4 million in non-cash, equity-based compensation expense
•	EPS was a net loss of $1.09; excluding non-recurring expenses, Adjusted EPS was net income of $1.04
•	Adjusted EBITDA increased 50% to $97.1 million
•	Adjusted EBITDA margin expanded by 107 basis points to 7.1%
•	Net operating cash flows of $65.2 million

“Fiscal 2019 was a truly significant year as we brought together two great companies to form Skyline Champion,” said Keith Anderson, Skyline Champion’s Chief Executive Officer.  “We made meaningful progress in our integration, while also delivering impressive growth and operational improvement.  The company is on track with our previously announced capacity expansions in Pennsylvania and Louisiana as well as our strategic initiatives to continue to drive future value for our employees, customers and shareholders.  While we experienced some demand softness during the fourth quarter due in part to weather and retail inventory levels, we were able to generate strong year-over-year margin expansion, and we believe the longer-term demand environment remains healthy as we look into fiscal 2020.”

Exhibit 99.1

Fourth Quarter Fiscal 2019 Results

Net sales for the fourth quarter fiscal 2019 increased by 23% to $327.7 million compared to the prior-year period. Net sales growth was driven by an increase in the number of homes sold as well as an increase in average selling price (“ASP”) per home sold. The number of U.S. factory-built homes sold by Skyline Champion in the fourth quarter fiscal 2019 grew by 15% to 4,837 with U.S. ASPs increasing by 17% to $61,100. Unit volume increased due to additional manufacturing capacity as well as plant operating improvements. ASP increased primarily due to price increases and a shift in product mix to more multi-section homes compared to last year. We experienced softening demand in certain U.S. markets, which we believe was due in part to short-term weather-related slowdowns as well as higher-than-normal inventory levels at industry retailers.  The number of Canadian factory-built homes sold in the quarter declined to 229 homes compared to 278 homes in the prior-year period. We saw a decline in housing across broader markets that we serve in western Canada impacting both orders and backlogs. Total backlog for Skyline Champion was $143 million as of March 30, 2019.

Gross profit increased by 53% to $66.5 million in the fourth quarter fiscal 2019 compared to the prior-year period. Gross profit was 20.3% of net sales for the fourth quarter fiscal 2019, a 395 basis point improvement compared to 16.3% in the fourth quarter fiscal 2018. Gross profit expansion was driven by an increase in the ASP of homes sold in addition to synergies related to the combination of Skyline Corporation and the operating assets of Champion Enterprises Holdings, LLC in June 2018 (the “Combination”) and plant operating improvements.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter fiscal 2019 increased to $53.1 million from $35.1 million in the same period last year, due to the inclusion of the Skyline operations in the current quarter’s financial results as well as higher variable compensation due to sales and profitability growth, non-recurring integration and restructuring costs as well as startup expenses related to our Leesville, LA manufacturing location scheduled to open in June 2019. In addition, fourth quarter SG&A included non-cash, equity-based compensation expense of $3.4 million resulting from share based awards granted to employees in connection with the Combination.

Net income for the fourth quarter fiscal 2019 was $9.2 million, compared to a net loss of $2.3 million during the same period from the prior year. The increase in net income was driven by an increase in profitability from higher gross profit, lower net interest and income tax expenses.

Adjusted EBITDA for the fourth quarter fiscal 2019 increased by 86% to $24.2 million compared to the fourth quarter fiscal 2018.  The increase was primarily driven by higher sales volumes and improved gross profit. The Adjusted EBITDA margin expanded by 250 basis points to 7.4%.

As of March 30, 2019, Skyline Champion had $126.6 million of cash and cash equivalents and $37.1 million of unused borrowing capacity under its revolving credit facility.

Full Year Fiscal 2019 Financial Highlights

For the year ended March 30, 2019 net sales were $1,360.0 million, which represents growth of 28%, or $295.3 million, compared to the year ended March 31, 2018.

Exhibit 99.1

Gross profit increased $68.2 million or 39% to $245.4 million for the year ended March 30, 2019, compared to $177.1 million for the prior year period. Gross profit was 18.0% of net sales for the year ended March 30, 2019, compared to 16.6% in the year ended March 31, 2018.

SG&A increased to $275.1 million for the year ended March 30, 2019, compared to $122.5 million in the prior year period, driven by an incremental $101.4 million of non-cash, equity compensation expense, as well as transaction and integration related expenses and added capacity from the Skyline operations.

Net loss for the year ended March 30, 2019 was $58.2 million, compared to net income of $15.8 million for the prior year period.

Adjusted EBITDA for the year ended March 30, 2019 increased by 50% to $97.1 million, compared to $64.6 million for the year ended March 31, 2018.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, May 22, 2019, at 8:30 a.m. Eastern Time, to discuss Skyline Champion’s financial results.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13690790. The replay will be available until 11:59 P.M. Eastern Time on June 5, 2019.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) was formed in June of 2018 as the result of the combination of Skyline Corporation and the operating assets of Champion Enterprises Holdings, LLC. The combined company employs approximately 7,000 people and is the largest independent, publicly traded, factory-built housing company in North America. With more than 65 years of homebuilding experience and 37 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Athens Park Models, Dutch

Exhibit 99.1

Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS—which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) foreign currency gains and losses, (f) equity-based compensation  awards granted before December 31, 2018, (g) restructuring charges and impairment of assets, and (h) other non-operating costs including those for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis.  Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors.  However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in our industry.  Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, future market demand, and the anticipated opening of Leesville, Louisiana facility are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "should," "will," "estimates," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. Skyline Champion cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: Skyline Champion's inability to realize the expected benefits from the Combination, general economic conditions; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing industry; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent

Exhibit 99.1

retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; Skyline Champion's relationships with its shareholders, customers, and other stakeholders; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to Skyline Champion; market demographics; and management's ability to attract and retain executive officers and key personnel and other risks and uncertainties more fully described in  Skyline Champion’s Form 10-Q for the quarter and year to date period ended December 29, 2018 previously filed with the Securities and Exchange Commission (SEC), as well as the other filings that Skyline Champion makes with the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Source: Skyline Champion Corporation

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

	March 30, 2019	March 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$126,634	$113,731
Trade accounts receivable, net	57,649	41,984
Inventories	122,638	98,022
Other current assets	11,369	9,367
Total current assets	318,290	263,104
Long-term assets:
Property, plant and equipment, net	108,587	67,960
Restricted cash	—	22,885
Goodwill	173,406	3,179
Amortizable intangible assets, net	48,936	1,542
Deferred tax assets	34,058	30,290
Other noncurrent assets	16,677	6,438
Total assets	$699,954	$395,398
LIABILITIES AND EQUITY
Current liabilities:
Floor plan payable	$33,321	$29,825
Short-term portion of debt	—	404
Accounts payable	43,421	36,773
Other current liabilities	129,561	100,112
Total current liabilities	206,303	167,114
Long-term liabilities:
Long-term debt	54,330	58,927
Deferred tax liabilities	3,422	3,294
Other	23,927	12,766
Total long-term liabilities	81,679	74,987

Equity:
Common stock, $0.0277 par value, 115,000 shares authorized, 56,657 shares issued as of March 30, 2019 (including 290 shares subject to restriction)	1,569	—
Additional paid-in capital	479,226	—
Members’ contributed capital	—	140,076
(Accumulated deficit) retained earnings	(58,208)	22,514
Accumulated other comprehensive loss	(10,615)	(9,293)
Total equity	411,972	153,297
Total liabilities and equity	$699,954	$395,398

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019 (a)	March 31, 2018

Net sales	$327,675	$266,278	$1,360,043	$1,064,722
Cost of sales	261,212	222,787	1,114,684	887,611
Gross profit	66,463	43,491	245,359	177,111
Selling, general, and administrative expenses	53,096	35,068	275,101	122,522
Operating income (loss)	13,367	8,423	(29,742)	54,589
Interest expense, net	578	1,022	3,290	4,185
Other expense	426	4,438	8,271	7,288
Income (loss) before income taxes	12,363	2,963	(41,303)	43,116
Income tax expense	3,206	5,227	16,905	27,316
Net income (loss)	$9,157	$(2,264)	$(58,208)	$15,800
Net income (loss) per share:
Basic	$0.16	$(0.05)	$(1.09)	$0.33
Diluted	$0.16	$(0.05)	$(1.09)	$0.33
(a)	Includes only ten months of results from the Skyline operations.

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	March 30, 2019 (a)	March 31, 2018
Cash flows from operating activities
Net (loss) income	$(58,208)	$15,800
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,079	8,260
Equity-based compensation	101,999	642
Deferred taxes	3,047	12,914
Amortization of deferred financing fees	542	—
Gain on disposal of property, plant and equipment	(37)	(122)
Foreign currency transaction loss (gain)	123	(547)
Write down of development inventory	—	1,165
Change in assets and liabilities net of business acquired:
Accounts receivable	(2,223)	(13,904)
Inventories	(6,044)	(24,807)
Floor plan receivables	157	3,386
Other assets	(2,130)	(7,133)
Accounts payable	(3,105)	7,691
Accrued expenses and other current liabilities	15,147	28,122
Other	(119)	156
Net cash provided by operating activities	65,228	31,623
Cash flows from investing activities
Additions to property, plant, and equipment	(12,092)	(9,442)
Cash acquired in business acquisitions	9,722	—
Proceeds from disposal of property, plant and equipment	56	551
Decrease (increase) in note receivable	284	(167)
Distributions from unconsolidated affiliates	—	437
Net cash used in investing activities	(2,030)	(8,621)
Cash flows from financing activities
Changes in floor plan financing, net	3,496	12,011
Borrowings on revolving debt facility	46,900	—
Payments on revolving debt facility	(5,000)	—
Payments on term-loans and other debt	(46,900)	(418)
Payments for deferred financing fees	(2,169)	(369)
Members' capital distribution	(65,277)	(888)
Stock option exercises	1,615	—
Tax payments for equity-based compensation	(5,183)	—
Net cash (used in) provided by financing activities	(72,518)	10,336
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(662)	586
Net (decrease) increase in cash, cash equivalents and restricted cash	(9,982)	33,924
Cash, cash equivalents and restricted cash at beginning of period	136,616	102,692
Cash, cash equivalents and restricted cash at end of period	$126,634	$136,616
(a)	Includes only ten months of results from the Skyline operations.

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 30, 2019	March 31, 2018	Change	March 30, 2019 (a)	March 31, 2018	Change

Reconciliation of Adjusted EBITDA:
Net income (loss)	$9,157	$(2,264)	$11,421	$(58,208)	$15,800	$(74,008)
Income tax expense	3,206	5,227	(2,021)	16,905	27,316	(10,411)
Interest expense, net	578	1,022	(444)	3,290	4,185	(895)
Depreciation and amortization	4,545	2,134	2,411	16,079	8,260	7,819
Equity-based compensation (for awards granted prior to December 31, 2018)	3,436	192	3,244	101,025	642	100,383
Foreign currency transaction (gain) loss	(65)	592	(657)	123	(548)	671
Transaction costs	480	4,436	(3,956)	8,201	7,267	934
Acquisition integration costs	2,465	386	2,079	7,966	406	7,560
Restructuring charges	404	—	404	1,640	—	1,640
Gain on sale of non-operating facilities	—	(122)	122	—	(106)	106
Lower of cost or market adjustment of development inventory	—	1,165	(1,165)	—	1,165	(1,165)
Other	(56)	223	(279)	70	221	(151)
Adjusted EBITDA	$24,150	$12,991	$11,159	$97,091	$64,608	$32,483
(a)	Includes only ten months of results from the Skyline operations.

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS PER SHARE

(Dollars and shares in thousands, except per share amounts)

(Unaudited, amounts shown net of tax)

	Three Months Ended		Twelve Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019 (a)	March 31, 2018

Net income (loss)	$9,157	$(2,264)	$(58,208)	$15,800
Adjustments:
Equity-based compensation (for awards granted prior to December 31, 2018)	2,993	192	99,868	642
Transaction costs	480	3,171	8,531	5,195
Acquisition integration costs	1,857	252	6,000	265
Restructuring costs	304	—	1,277	—
Adjusted net income	14,791	1,351	57,468	21,902
Less: Undistributed earnings allocated to participating securities	121	90	1,650	1,473
Adjusted net income attributable to the Company's common shareholders	$14,670	$1,261	$55,818	$20,429

Adjusted basic net income per share	$0.26	$0.03	$1.04	$0.46
Adjusted diluted net income per share	$0.26	$0.03	$1.04	$0.46

Average basic shares outstanding	56,251	44,525	53,491	44,491
Average diluted shares outstanding	56,434	44,525	53,491	44,491
(a)	Includes only ten months of results from the Skyline operations.